Exhibit 99.1

Verisk Announces Leadership Changes to Support Long-Term Growth Strategy

Jersey City, N.J., February 18, 2021 – Verisk (NYSE:VRSK), a leading global data analytics provider, today announced leadership changes and expanded responsibilities for members of its executive management team. The changes reinforce Verisk’s commitment to building cohesive leadership teams that accelerate long-term growth.

•	Kathy Card Beckles joins Verisk as executive vice president, general counsel and corporate secretary effective April 5

•	Mark Anquillare has been appointed group president and will expand his responsibilities to include oversight of Enterprise Risk Management

•	Lee Shavel has been appointed group president and will expand his responsibilities to include operational oversight of the energy, specialized markets and financial services segments

Kathy Card Beckles joins Verisk from Chase Consumer Bank, where she served as general counsel for one of the world’s largest consumer banks. Effective April 5, Kathy will join Verisk as executive vice president, general counsel and corporate secretary.

“We’re thrilled to have Kathy join our already deep and talented Verisk executive management team to lead our world-class legal function,” said Scott Stephenson, president, chairman and CEO of Verisk. “Kathy brings extensive experience in intellectual property and technology and significant expertise partnering with and advising boards of directors and management teams. I look forward to Kathy formally joining Verisk and working with her to advance our long-term strategy.”

“Verisk has a distinguished reputation for leveraging data in ways that have a transformative impact on a diverse set of industries,” Card Beckles said. “The company’s commitment to an inclusive and innovative culture has been a driving force and I’m ready to join the team in accelerating its values-driven approach to achieving business goals.”

Card Beckles, 46, will replace Kenneth Thompson, who announced his retirement late last year. To ensure a smooth transition, Ken will continue with the company as executive counsel.

“Ken has been an integral part of our success and a valued partner and friend to many of us at Verisk. We’re grateful to have his continued counsel through the transition, and we wish him health and happiness in the next chapter of his life,” Stephenson said.

Mark Anquillare, 55, who currently serves as Verisk’s chief operating officer, will add oversight of the company’s Enterprise Risk Management function to his current responsibilities of leading the company’s insurance and government-facing businesses as well as customer experience. This move more closely ties the company’s enterprise risk assessment and management with the business’s core operations.

“Our business and industry have changed significantly in my almost three decades with Verisk. I am proud of the customer focus, innovation and operational excellence that we have achieved while responding to ever-changing market conditions,” Anquillare said. “I have been incredibly fortunate to work with great leaders and talented teams. The company provides challenging and fulfilling career paths marked by a steady cadence of new and rewarding opportunities to build the future together with customers.”

Lee Shavel, 53, who currently serves as Verisk’s chief financial officer, will add oversight responsibility for the operations of the company’s energy, specialized markets and financial services segments. This strengthens the link between the company’s capital allocation discipline and business unit operations.

“Having worked closely with the leaders of our energy, specialized markets and financial services businesses as CFO,” Shavel said, “I am delighted to have the opportunity to further collaborate with them operationally to create value for our shareholders and equally to return to two dynamic industries where I focused much of my career in investment banking.”

“It’s difficult to overstate the contributions that Mark and Lee have had on our clients’ success and the evolution of our business. We are fortunate to have the benefit of their leadership, expertise and the examples they set each day in living our commitment to customers,” Stephenson said. “By expanding Lee and Mark’s roles and bringing Kathy on board, we are augmenting an already strong leadership team that will continue to drive the innovations necessary for our growth and positive customer outcomes for years to come.”

About Kathy Card Beckles

Card Beckles joins Verisk from Chase Consumer Bank, where she served as general counsel. Before that, she was managing director and associate general counsel of intellectual property and technology at JP Morgan Chase. Prior to becoming in-house counsel, Card Beckles practiced law at the firm Kenyon & Kenyon. She started her career as an engineer before deciding to pursue a law degree.

She earned a bachelor’s degree in chemical engineering from the University of Delaware and a law degree from George Washington University. Card Beckles is a board member and founder of the TEHEKA Scholarship, which provides financial and mentoring resources to women studying engineering. She is also on the board of directors of Mobilization for Justice, an organization that offers free legal assistance to seniors, people with disabilities and low-income New Yorkers.

About Mark Anquillare

Anquillare joined Verisk nearly 30 years ago to modernize the finance function at the company. His career at Verisk is marked by key financial roles of increasing responsibility, culminating in his appointment as COO in 2016. His previous Verisk leadership positions include CFO from 2007 to 2016 and controller from 2000 to 2007. An active member of the community, Anquillare serves on the Rutgers Business School Advisory Board.

About Lee Shavel

Shavel joined the company as CFO in 2017. Before joining Verisk, he was the CFO of Nasdaq. Shavel also was managing director and Americas head of financial institutions investment banking at Bank of America Merrill Lynch. He serves on the board of directors of FactSet Research Systems and chairs the audit committee. Shavel also serves on the board of trustees for NJ SEEDS, an educational nonprofit.

About Verisk

Verisk (Nasdaq:VRSK) provides predictive analytics and decision support solutions to customers in the insurance, energy and specialized markets, and financial services industries. More than 70 percent of the FORTUNE 100 relies on the company’s advanced technologies to manage risks, make better decisions and improve operating efficiency. The company’s analytic solutions address insurance underwriting and claims, fraud, regulatory compliance, natural resources, catastrophes, economic forecasting, geopolitical risks, as well as environmental, social and governance (ESG) matters. Celebrating its 50th anniversary, the company continues to make the world better, safer and stronger, and fosters an inclusive and diverse culture where all team members feel they belong. With more than 100 offices in nearly 35 countries, Verisk consistently earns certification by Great Place to Work. For more: Verisk.com, LinkedIn, Twitter, Facebook and YouTube.